Exhibit 99.1



        JAKKS Pacific(R) Reports 2006 Second Quarter Results;
               Revises 2006 Sales and Earnings Guidance


    MALIBU, Calif.--(BUSINESS WIRE)--July 19, 2006--JAKKS Pacific, Inc. (Nasdaq:JAKK), a leading multi-brand company that designs and markets a broad range of toys, writing instruments and other consumer products, today announced results for the second quarter and first six months ended June 30, 2006.
    Second quarter 2006 net sales were $124.0 million, compared to $127.1 million recorded in the comparable period last year. Net income for the second quarter was $6.4 million, or $0.22 per diluted share, compared to $11.6 million, or $0.38 per diluted share, reported in the second quarter of 2005. Included in the results were non-cash, stock based compensation charges of $1.4 million in the second quarter of 2006 compared to a credit of $0.6 million in the second quarter of 2005 and incremental overhead and acquisition amortization charges of $5.4 million in the second quarter 2006 relating to the acquisition of Creative Designs International.
    The Company's net sales for the six months ended June 30, 2006 were $231.3 million, compared to $261.8 million during the same period in 2005. Net income for the first six months of 2006 was $8.7 million, or $0.31 per diluted share, compared to the first six months 2005 earnings of $21.7 million or $0.72 per diluted share. Included in the results were non-cash, stock based compensation charges of $3.7 million in the first six months of 2006 compared to a credit of $0.2 million in the first six months of 2005 and incremental overhead and acquisition amortization charges of $9.5 million in the first six months of 2006 relating to the acquisition of Creative Designs International.
    "During the second quarter we continued to successfully integrate our recently acquired Creative Designs(TM) product line, which contributed to the second quarter's sales, offsetting certain shortfalls in international sales and sales in our Fly Wheels(TM) and TV Games(TM) lines," said Jack Friedman, Chairman and Chief Executive Officer, JAKKS Pacific. "We will be introducing several new products at retail during the second half of the year to complement our rich portfolio of items, and we anticipate they will be favorably received by retailers and customers this holiday season and beyond. We continue to be pleased with our growth and accomplishments over our ten year history and believe that our ability to adapt and consistently cultivate our product portfolio with a compelling and diversified product mix will enable us to build long-term value for our shareholders."
    Stephen Berman, President and Chief Operating Officer, stated, "We began shipping our TeleStory(TM), Tuta Bella(TM) and Speed Stacks(TM) product lines at the end of the second quarter and worked diligently to complete the development of our flying XPV(TM) (Xtreme Performance Vehicle(TM)), which we began shipping at the very end of the quarter. We also shipped new TV Games titles, including Super Pac-Man(R), Power Rangers(R) and Superman(R), and started shipping classic Trolls figures to mass market accounts. As our pet product line continues to gain momentum in the marketplace, we began a soft launch of our new White Bites(TM) oral care treats for dogs, and our American Kennel Club(R) licensed dog products are strong sellers at an increasing number of retailers.
    "Our Vmigo virtual pet gaming system will begin to ship to retailers around the world in the third quarter, and TeleStory(TM), our interactive plug and play reading system for preschoolers, will continue to ship to new retailers in the third quarter. New role play items from our Creative Designs International division, highlighted by the Disney Ariel Underwater Beauty Salon and Black & Decker(R) Power Tool Workshop for boys, which ships in the fourth quarter, have been sold in to many major retail outlets. Our collectible line of Rocky(TM) action figures join our line-up in late 2006, with a launch event in the city of Philadelphia with Sylvester Stallone planned for September to help build awareness. We will be rolling out a number of new pet items to various retail channels, including drug, pet specialty, mass and club stores, and will ship a Meow Mix(R) line, created especially for grocers to merchandise with cat food, later this year, all of which position us favorably for the second half of the year."
    Berman continued, "We also announced new master toy licenses for Pokemon(R) and Barney(R) in the quarter, both of which were the most comprehensive rights each property had ever granted to one U.S. company, which we believe is a testament to our overall product development and marketing strength. Both of these lines, along with many others, are being developed for spring 2007, and the initial retailer response to JAKKS'(TM) toys created for both Pokemon and Barney has been excellent, as a whole new generation is discovering the magic of these two distinct properties."
    At June 30, 2006, JAKKS Pacific had approximately $110.3 million in cash and cash equivalents and $239.4 million in working capital.
    Mr. Friedman said that, "We are revising our guidance to reflect an increase in net sales of approximately 17.2% and an increase in diluted earnings per share of approximately 12.7% for the current fiscal year versus 2005. The Company's forecast for net sales is now approximately $775 million, down from approximately $825 million, and the earnings per share target is now approximately $2.32 down from approximately $2.63. The decrease in projected sales is attributable to several factors, including delays in production and shipment relating to several of the Company's products and a shortfall in sales of several items in our Fly Wheels category as well as in our international business."

    Conference Call

    JAKKS Pacific is hosting a teleconference today at 6 a.m. PDT (9 a.m. EDT) on July 19th, via the Internet at www.jakkspacific.com, www.CompanyBoardroom.com or www.StreetEvents.com. These websites will host an archive of the teleconference for 30 days.
    A telephonic playback will be available from 9 a.m. PDT on July 19th through 11:59 p.m. PDT on August 18th. The playback can be accessed by calling 888-266-2081 or 703-925-2533 for International callers, and entering passcode "937169."

    About JAKKS Pacific, Inc.

    JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories. The products are sold under various brand names, including JAKKS Pacific(R), Play Along(R), Flying Colors(R), Creative Designs International(TM), Road Champs(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R), Color Workshop(R), JPI(TM) and Plug It In & Play TV Games(TM). JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakkspacific.com.

    This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.


                 JAKKS Pacific, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets


                                                     June    December
                                                      30,       31,
                                                     2006      2005
                                                   --------  --------
                                                    (In thousands)

                                ASSETS

Current assets:
 Cash and cash equivalents                         $110,289  $240,238
 Accounts receivable, net                            85,483    87,199
 Inventory, net                                      76,834    66,729
 Deferred income taxes                               14,609    13,618
 Prepaid expenses and other current assets           43,671    17,533
                                                   --------  --------
  Total current assets                              330,886   425,317
                                                   --------  --------

Property and equipment                               43,317    38,089
Less accumulated depreciation and amortization       28,842    25,394
                                                   --------  --------
 Property and equipment, net                         14,475    12,695
                                                   --------  --------

Goodwill, net                                       314,957   269,298
Trademarks & other assets, net                       78,207    36,280
Investment in video game joint venture                2,376    10,365
                                                   --------  --------
  Total assets                                     $740,901  $753,955
                                                   --------  --------


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable and accrued expenses              $70,147   $94,948
 Reserve for sales returns and allowances            21,339    25,123
 Income taxes payable                                     -     3,792
                                                   --------  --------
  Total current liabilities                          91,486   123,863
                                                   --------  --------

Long term debt                                       98,000    98,000
Deferred rent liability                                 924       995
Deferred income taxes                                 7,241     6,446
                                                   --------  --------
                                                    106,165   105,441
                                                   --------  --------
  Total liabilities                                 197,651   229,304

Stockholders' equity:
 Common stock, $.001 par value                           28        27
 Additional paid-in capital                         299,822   287,356
 Retained earnings                                  248,749   240,057
 Deferred compensation from restricted stock
  grants                                             (2,699)        -
 Accumulated other comprehensive income (loss)       (2,650)   (2,789)
                                                   --------  --------
                                                    543,250   524,651
                                                   --------  --------
  Total liabilities and stockholders' equity       $740,901  $753,955
                                                   ========  ========
                                                          -         -

   Working capital                                  239,400   301,454



                 JAKKS Pacific, Inc. and Subsidiaries
              Second Quarter Earnings Announcement, 2006
              Condensed Statements of Income (Unaudited)


                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,

                                 2006      2005      2006      2005
                               --------  --------  --------  --------
                                (In thousands, expect per share data)

Net sales                      $124,041  $127,091  $231,285  $261,767
Less cost of sales
 Cost of goods                   61,872    66,521   114,079   130,352
 Royalty expense                 11,469    11,589    21,084    27,130
 Amortization of tools and
  molds                           1,420       908     2,679     2,000
                               --------  --------  --------  --------
 Cost of sales                   74,761    79,018   137,842   159,482
                               --------  --------  --------  --------
  Gross profit                   49,280    48,073    93,443   102,285
Direct selling expenses          12,093    13,807    26,224    32,869
Selling, general and
 administrative expenses         24,036    17,055    47,300    36,184
Depreciation and amortization     4,188     2,597     8,712     4,943
                               --------  --------  --------  --------
  Income from operations          8,963    14,614    11,207    28,289
Other income (expense):
 Profit from video game joint
  venture                           220     1,153       977     1,303
 Other expense                        -         -         -         -
 Interest, net                      (48)      (35)      234      (233)
                               --------  --------  --------  --------
Income before provision for
 income taxes                     9,135    15,732    12,418    29,359
Provision for income taxes        2,774     4,090     3,726     7,633
                               --------  --------  --------  --------
Net income                       $6,361   $11,642    $8,692   $21,726
                               ========  ========  ========  ========
 Earnings per share -- diluted    $0.22     $0.38     $0.31     $0.72
 Shares used in earnings per
  share -- diluted               32,789    32,229    32,753    32,239



    CONTACT: JAKKS Pacific, Inc.
             Genna Rosenberg, 310-455-6235
             or
             Integrated Corporate Relations
             John Mills, 310-954-1105